Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q2 FY22 Sales and Profit Results; Q2 FY22 Overall Open-Only Comp Store Sales Increased 20% Versus Q2 FY20

  Q2 FY22 overall open-only comp store sales increased 20% over Q2 FY20
  Q2 FY22 net sales were $12.1 billion, an increase of 23% compared to Q2 FY20
  Q2 FY22 total segment profit grew by $336 million to $1.5 billion, a 29% increase compared to Q2 FY20
  Q2 FY22 diluted earnings per share were $.64, which includes a debt extinguishment charge of $.15 per share, compared to earnings per share of $.62 in Q2 FY20
  The Company estimates that temporary store closures for approximately 3% of the second quarter, primarily stores in Canada, Europe, and Australia, negatively impacted Q2 FY22 sales by approximately $300 million to $350 million, pretax profit margin by an estimated 0.6 percentage points, and EPS by approximately $.05 to $.07 (see below)
  Returned $614 million to shareholders in the second quarter through share repurchases and dividends
  Increased range for expected full year FY22 share repurchases by $250 million to $1.25 billion to $1.50 billion
  Sales are very strong to start Q3 FY22, with overall open-only comp store sales up mid-teens over Q3 FY20

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 17, 2021--The TJX Companies, Inc. (NYSE:TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended July 31, 2021. Net sales for the second quarter of Fiscal 2022 were $12.1 billion, an increase of 81% versus the second quarter of Fiscal 2021 in which stores were closed for approximately 31% of the quarter due to the COVID-19 global pandemic (see table below). Net sales for the second quarter of Fiscal 2022 increased 23% versus the second quarter of Fiscal 2020. Overall open-only comp store sales (defined below) increased 20% compared to the second quarter of Fiscal 2020. Net income for the second quarter was $786 million. Second quarter diluted earnings per share were $.64, which includes a debt extinguishment charge (described below) of $.15 per share, versus $.62 per share in the second quarter of Fiscal 2020. The Company estimates that temporary store closures for approximately 3% of the second quarter negatively impacted earnings per share by about $.05 to $.07, based on the Company’s estimates of profit dollars on lost sales of approximately $300 million to $350 million (see below).

For the first half of Fiscal 2022, net sales were $22.2 billion, an increase of 100% versus the first half of Fiscal 2021 in which stores were closed for approximately 41% of the first half of the year due to the COVID-19 global pandemic (see table below). Net sales for the first half of Fiscal 2022 increased 16% versus the first half of Fiscal 2020. Overall open-only comp store sales increased 18% compared to the first half of Fiscal 2020. Net income for the first half of Fiscal 2022 was $1.3 billion. For the first half of Fiscal 2022, diluted earnings per share were $1.08, which includes a second quarter debt extinguishment charge of $.15 per share. The Company estimates that temporary store closures for approximately 8% of the first half of Fiscal 2022 negatively impacted earnings per share by about $.26 to $.31, based on the Company’s estimates of profit dollars on lost sales of approximately $1.40 billion to $1.55 billion (see below).

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our overall open-only comp store sales increase of 20% over Fiscal 2020 and very strong bottom line results, both of which were well above our plans for the second quarter. I am especially pleased with the sequential improvement to our pretax margin compared to the first quarter. The performance of our home businesses across all of our divisions continued to be phenomenal, and apparel continued to trend higher, with open-only comp sales increasing low-teens for the quarter. Our U.S. and international divisions delivered outstanding double-digit open-only comp store sales increases, as our exciting and eclectic mix of merchandise, great brands and values, and treasure-hunt shopping experience continued to draw customers into our stores around the world. I want to recognize the extraordinary work and dedication of our global Associates across the organization, especially our store and distribution center Associates who are physically coming into work to bring great values to our customers. Sales are very strong as we start the third quarter, with overall open-only comp store sales up mid-teens. While the environment remains uncertain, particularly with the Delta variant, we are convinced that TJX is in a position of strength. We see numerous opportunities to continue to gain market share and improve our profitability in the medium to longer term. We are confident in our ability to reach our long-term strategic vision of TJX becoming a $60 billion company.”

Sales by Business Segment

The Company’s open-only comp store sales and net sales by division in the second quarter were as follows:

	Second Quarter FY2022 Open-Only Comp Store Sales Versus FY2020[1,2,3]	Second Quarter Net Sales ($ in millions)[4,5]
		FY2022	FY2021	FY2020

Marmaxx (U.S.)[6,7]	+18%	$7,349	$3,959	$6,107
HomeGoods (U.S.)[8]	+36%	$2,083	$1,236	$1,425
TJX Canada	+18%	$1,022	$592	$967
TJX International (Europe & Australia)	+12%	$1,623	$880	$1,283

TJX	+20%	$12,077	$6,668	$9,782

[1]This measure reports the sales increase or decrease of these stores for the days the stores were open in the second quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the pandemic, which the Company believes is a more useful comparison than against the second quarter of Fiscal 2021. [2]Open-only comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [3]Open-only comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. [4]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [5]Figures may not foot due to rounding. [6]Combination of T.J. Maxx and Marshalls. [7]Net sales include Sierra’s e-commerce and store sales. [8]Includes Homesense stores in the U.S.

Margins

For the second quarter of Fiscal 2022, the Company’s consolidated pretax profit margin was 8.7%, which includes a 2.0 percentage point negative impact due to a debt extinguishment charge (described below) of $242 million, and an estimated 0.6 percentage point negative impact due to lost sales from temporary store closures. Net COVID costs negatively impacted pretax margin by 0.3 percentage points, significantly less than the first quarter of Fiscal 2022. The Company’s strong sales and excellent merchandise margin increase more than offset 1.5 percentage points of incremental freight expense as well as substantial supply chain and wage costs.

Inventory

Total inventories as of July 31, 2021 were $5.1 billion, compared with $5.1 billion at the end of the second quarter of Fiscal 2020. Overall product availability in the marketplace remains excellent and the Company is well positioned to deliver a fresh assortment of merchandise to its stores and e-commerce sites for the back-to-school shopping season and throughout the fall.

Cash and Shareholder Distributions

During the second quarter of Fiscal 2022, the Company generated $1.4 billion of operating cash flow and ended the quarter with $7.1 billion of cash. During the second quarter, the Company returned a total of $614 million to shareholders. The Company repurchased a total of $300 million of TJX stock, retiring 4.6 million shares. The Company now expects to repurchase approximately $1.25 billion to $1.50 billion of TJX stock in Fiscal 2022, an increase of $250 million versus its prior plan. The Company may adjust this amount up or down depending on various factors. The Company also declared a quarterly dividend of $.26 per share in the second quarter of Fiscal 2022 and paid $314 million in shareholder dividends. The Company expects to declare a similar dividend in the third quarter of Fiscal 2022, subject to Board approval.

Redemption of Senior Notes and Debt Extinguishment Charge

On June 4, 2021, the Company completed make-whole calls for its $1.25 billion principal outstanding, 3.50% Notes due April 15, 2025, and its $750 million principal outstanding, 3.75% Notes due April 15, 2027. As a result of these redemptions prior to their scheduled maturities, the Company recorded a pre-tax debt extinguishment charge of $242 million in the second quarter of Fiscal 2022. Since the beginning of Fiscal 2022, the Company has reduced its outstanding debt by $2.75 billion and reduced its annualized interest expense by more than $90 million.

Impact of Temporary Store Closures

The Company’s results for the second quarter of Fiscal 2022 were negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were open for the entire second quarter, stores in Canada were closed for approximately 22% of the second quarter, stores in Europe were closed for approximately 2% of the quarter, and stores in Australia were closed for about 18% of the quarter. In total, the Company had stores closed for approximately 3% of the second quarter due to the COVID-19 global pandemic (see table below). The Company estimates that these closures may have resulted in approximately $300 million to $350 million in lost sales during the second quarter of Fiscal 2022. This range of estimated lost sales assumes all Canadian, European, and Australian stores operated at similar open-only comp store sales trends as the first and second quarter of Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that second quarter Fiscal 2022 earnings per share were negatively impacted by approximately $.05 to $.07. At the end of the second quarter, 4,649 of the Company’s 4,665 stores were open.

The Company’s results for the first half of Fiscal 2022 were negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were open for the first half of Fiscal 2022, stores in Europe were closed for approximately 39% of the first half, stores in Canada were closed for about 24% of the first half, and stores in Australia were closed for approximately 10% of the first half. In total, the Company had stores closed for approximately 8% of the first half of Fiscal 2022 due to the COVID-19 global pandemic (see table below). The Company estimates that these closures may have resulted in approximately $1.40 billion to $1.55 billion in lost sales during the first half of Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that first half Fiscal 2022 earnings per share were negatively impacted by approximately $.26 to $.31.

Store Closures by Region
(In percent of store days closed)

Region	Q2 FY22	Q2 FY21	First Half FY22	First Half FY21
U.S.	0%	31%	0%	40%
Canada	22%	29%	24%	41%
Europe	2%	37%	39%	43%
Australia	18%	19%	10%	34%
Total TJX	3%	31%	8%	41%

Outlook

For the start of the third quarter of Fiscal 2022, sales are very strong, with overall open-only comp store sales up mid-teens over the third quarter of Fiscal 2020. Currently, all of the Company’s stores in the U.S., Canada, and Europe are open, and approximately 40 of its Australian stores are closed. While the Company is currently not expecting any significant store closures during the third quarter, it could experience temporary closures again if new COVID-related regulations are put in place. Due to the continued uncertainty of the current environment, the Company is not providing financial guidance at this time.

Stores by Concept

During the second quarter ended July 31, 2021, the Company increased its store count by 26 stores to a total of 4,665 stores and increased square footage by 0.5% versus the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter FY22		Second Quarter FY22
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,282	1,283	35.0	35.0
Marshalls	1,147	1,145	32.7	32.6
HomeGoods	843	846	19.6	19.7
Sierra	52	52	1.1	1.1
Homesense	39	39	1.0	1.0
In Canada:
Winners	284	290	7.8	7.9
HomeSense	143	147	3.3	3.4
Marshalls	103	105	2.7	2.8
In Europe:
T.K. Maxx	604	616	17.0	17.3
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	64	64	1.4	1.4

TJX	4,639	4,665	123.1	123.7
[1]Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.
[2]Square feet figures may not foot due to rounding.

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable for the second quarter and first half of Fiscal 2022. In order to provide a performance indicator for its stores, the Company has been temporarily reporting a new sales measure: open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in the second quarter and first half of Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of July 31, 2021, the end of the Company’s second quarter, the Company operated a total of 4,665 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,283 T.J. Maxx, 1,145 Marshalls, 846 HomeGoods, 52 Sierra, and 39 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com, in the United States; 290 Winners, 147 HomeSense, and 105 Marshalls stores in Canada; 616 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 64 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Second Quarter Fiscal 2022 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2022 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, August 25, 2021, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the second half of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)
	Thirteen Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Net sales	$12,077,063	$6,667,575	$9,781,596

Cost of sales, including buying and occupancy costs	8,528,130	5,174,490	7,026,057
Selling, general and administrative expenses	2,223,692	1,527,768	1,731,335
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	28,661	57,336	2,897

Income (loss) before income taxes	1,054,332	(92,019)	1,021,307
(Provision) for income taxes	(268,651)	(122,201)	(262,345)

Net income (loss)	$785,681	$(214,220)	$758,962

Diluted earnings (loss) per share	$0.64	$(0.18)	$0.62

Cash dividends declared per share	$0.26	$0.00	$0.23

Weighted average common shares – diluted	1,220,615	1,198,634	1,228,986

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)
	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019

Net sales	$22,163,724	$11,076,463	$19,059,181

Cost of sales, including buying and occupancy costs	15,783,765	9,588,955	13,663,942
Selling, general and administrative expenses	4,288,684	2,841,688	3,433,736
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	73,349	80,687	3,714

Income (loss) before income taxes	1,775,678	(1,434,867)	1,957,789
(Provision) benefit for income taxes	(456,067)	333,158	(498,649)

Net income (loss)	$1,319,611	$(1,101,709)	$1,459,140

Diluted earnings (loss) per share	$1.08	$(0.92)	$1.19

Cash dividends declared per share	$0.52	$0.00	$0.46

Weighted average common shares – diluted	1,221,012	1,198,222	1,231,211

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)
	July 31, 2021	August 1, 2020	August 3, 2019

ASSETS
Current assets:
Cash and cash equivalents	$7,106.0	$6,620.4	$2,186.4
Accounts receivable and other current assets	1,074.7	847.9	816.1
Merchandise inventories	5,086.6	3,744.1	5,087.0
Federal, state and foreign income taxes recoverable	121.7	305.6	179.1

Total current assets	13,389.0	11,518.0	8,268.6

Net property at cost	5,107.3	5,100.4	5,041.9

Operating lease right of use assets	9,183.3	9,063.9	8,944.3
Goodwill	98.0	97.1	95.9
Other assets	1,005.8	789.0	504.3

TOTAL ASSETS	$28,783.4	$26,568.4	$22,855.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,413.3	$2,422.1	$2,607.7
Accrued expenses and other current liabilities	4,016.2	2,884.8	2,639.3
Current portion of operating lease liabilities	1,612.6	1,591.1	1,353.7
Current portion of long-term debt	—	749.2	—

Total current liabilities	10,042.1	7,647.2	6,600.7

Other long-term liabilities	1,072.7	848.3	776.7
Non-current deferred income taxes, net	3.5	91.8	197.0
Long-term operating lease liabilities	7,905.8	7,875.2	7,742.9
Long-term debt	3,352.9	5,445.3	2,235.1

Shareholders’ equity	6,406.4	4,660.6	5,302.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,783.4	$26,568.4	$22,855.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)
	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,319.6	$(1,101.7)	$1,459.1
Depreciation and amortization	430.6	439.5	427.8
Loss on early extinguishment of debt	242.2	—	—
Deferred income tax (benefit) provision	(39.3)	(88.6)	37.9
Share-based compensation	114.1	27.6	55.4
(Increase) in accounts receivable and other assets	(134.6)	(96.1)	(109.6)
(Increase) decrease in merchandise inventories	(733.0)	1,111.6	(560.4)
(Increase) in income taxes recoverable	(85.4)	(258.7)	(166.4)
(Decrease) in accounts payable	(425.3)	(240.4)	(6.8)
Increase (decrease) in accrued expenses and other liabilities	433.2	128.2	(230.3)
(Decrease) increase in net operating lease liabilities	(96.6)	209.1	25.3
Other	(78.6)	66.3	(32.8)
Net cash provided by operating activities	946.9	196.8	899.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(444.9)	(309.9)	(578.0)
Purchase of investments	(12.2)	(19.4)	(19.0)
Sales and maturities of investments	14.3	10.5	9.4
Other	—	—	7.4
Net cash (used in) investing activities	(442.8)	(318.8)	(580.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	(2,975.5)	(1,000.0)	—
Proceeds from long-term debt	—	4,988.5	—
Payments for debt issuance expenses	—	(33.9)	—
Payments for repurchase of common stock	(297.1)	(201.5)	(699.8)
Cash dividends paid	(628.9)	(278.3)	(517.4)
Proceeds from issuance of common stock	62.5	59.5	102.5
Other	(24.5)	(21.8)	(23.3)
Net cash (used in) provided by financing activities	(3,863.5)	3,512.5	(1,138.0)

Effect of exchange rate changes on cash	(4.2)	13.1	(24.8)

Net (decrease) increase in cash and cash equivalents	(3,363.6)	3,403.6	(843.8)
Cash and cash equivalents at beginning of year	10,469.6	3,216.8	3,030.2

Cash and cash equivalents at end of period	$7,106.0	$6,620.4	$2,186.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)
	Thirteen Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019
Net sales:
In the United States:
Marmaxx	$7,348,931	$3,959,340	$6,106,697
HomeGoods	2,083,261	1,235,973	1,424,836
TJX Canada	1,021,549	591,918	967,460
TJX International	1,623,322	880,344	1,282,603
Total net sales	$12,077,063	$6,667,575	$9,781,596

Segment profit (loss):
In the United States:
Marmaxx	$1,014,175	$100,471	$855,199
HomeGoods	182,526	97,576	128,942
TJX Canada	118,686	21,965	118,217
TJX International	173,456	(131,262)	50,459
Total segment profit	1,488,843	88,750	1,152,817

General corporate expense	163,602	123,433	128,613
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	28,661	57,336	2,897
Income (loss) before income taxes	$1,054,332	$(92,019)	$1,021,307

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)
	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	August 3, 2019
Net sales:
In the United States:
Marmaxx	$13,989,417	$6,657,119	$11,908,457
HomeGoods	4,225,017	1,995,838	2,821,701
TJX Canada	1,787,085	971,554	1,815,195
TJX International	2,162,205	1,451,952	2,513,828
Total net sales	$22,163,724	$11,076,463	$19,059,181

Segment profit (loss):
In the United States:
Marmaxx	$1,839,030	$(609,198)	$1,651,192
HomeGoods	434,128	(56,127)	265,727
TJX Canada	190,263	(75,216)	215,249
TJX International	(48,102)	(389,879)	78,946
Total segment profit (loss)	2,415,319	(1,130,420)	2,211,114

General corporate expense	324,044	223,760	249,611
Loss on early extinguishment of debt	242,248	—	—
Interest expense, net	73,349	80,687	3,714
Income (loss) before income taxes	$1,775,678	$(1,434,867)	$1,957,789

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  The novel coronavirus ("COVID-19") was identified in December 2019 before spreading worldwide. In response to the COVID-19 pandemic, primarily during the first quarter of fiscal 2021, the Company took several steps to strengthen its financial position and balance sheet and to maintain financial liquidity and flexibility. The COVID-19 pandemic is complex and rapidly evolving and the severity and duration of the pandemic is still unknown. Additionally, the resurgence or the emergence of new variants has caused and may continue to cause intermittent or prolonged periods of temporary store closures, and could elicit further actions and recommendations from governments and public health authorities that could impact the Company's operations. These and other factors have had and may continue to have a material impact on the Company's business, results of operations, financial position and liquidity.
  On June 4, 2021, the Company completed make-whole calls for its $1.25 billion principal outstanding, 3.50% Notes due April 15, 2025, and its $750 million principal outstanding, 3.75% Notes due April 15, 2027, both of which were issued in the first quarter of fiscal 2021. As a result of these redemptions prior to their scheduled maturities, the Company recorded a pre-tax debt extinguishment charge of $242 million in the second quarter of fiscal 2022. In addition, in the first quarter of fiscal 2022, the Company redeemed $750 million of its 2.75% Notes due June 15, 2021 at par.
  The Company declared a quarterly dividend on its common stock of $0.26 per share in the second quarter of fiscal 2022, and expects to declare a similar dividend in the third quarter of fiscal 2022, subject to the Board of Directors approval. No dividends were declared in the second quarter of fiscal 2021.
  During the second quarter of fiscal 2022, the Company reinstated its share buyback program, which was suspended in the first quarter of fiscal 2021, repurchasing and retiring 4.6 million shares of its common stock at a cost of $300 million on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323